AMENDED AND RESTATED

                 CERTIFICATE OF INCORPORATION


                              OF


              WORLD FINANCIAL PROPERTIES GP CORP.

                     ____________________


          The undersigned, for the purposes of amending and restating the Certificate of Incorporation of World Financial
Properties GP Corp., a Delaware corporation (the "Corpora-tion"), does hereby certify that:

          (1) The name of the Corporation is currently World Financial Properties GP Corp.

          (2) The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was October 2, 1996.

          (3) The Corporation has not received any payment for any of its stock.

          (4) This Amended and Restated Certificate of Incor-poration was duly adopted by the Board of Directors as of _______________, 1996, pursuant to Section 241 and Section 245 of the Delaware General Corporation Law.



















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            (5)  The Certificate of Incorporation of World Finan-
cial Properties GP Corp. is hereby amended and restated in its entirety as follows:

                                 ARTICLE I
                                   NAME

            The name of the Corporation is:

                    WORLD FINANCIAL PROPERTIES, INC.

                                ARTICLE II
                  REGISTERED OFFICE AND REGISTERED AGENT

            The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent at such address is The Corpora-tion Trust Company.

                                ARTICLE III
                       CORPORATE PURPOSES AND POWERS

            The purpose of the Corporation is to engage in any capacity, whether by itself or by or through any other person, organization, association, partnership, corporation or other entity in which the Corporation may have an interest, in any























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                                    -3-



lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and the Corporation shall be authorized to exercise and enjoy all powers, rights and privileges conferred upon corporations by the laws of the State of Delaware as in force from time to time including, without limitation, all powers necessary or appro-priate to carry out all those acts and activities in which it may lawfully engage.

                                ARTICLE IV
                               CAPITAL STOCK

            The total number of shares of capital stock the Cor-poration shall have authority to issue, from time to time, is __________ shares of Common Stock, par value $.01 per share
(the "Common Stock").

            Each share of Common Stock shall be entitled to one vote. So long as any Common Stock is outstanding, and so long as not otherwise prohibited elsewhere herein, each share of Common Stock shall entitle the holder thereof to vote on all matters to be voted upon at all meetings of the stockholders of the Corporation.



























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            The affirmative vote of the holders of at least 90%
of the outstanding shares of Common Stock, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to (x) authorize the cre-ation or issuance of, or an increase in the authorized number of shares of any existing class of, capital stock ranking pari passu with the Common Stock (either as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation); (y) authorize any increase in the autho-rized number of shares of, or issue any shares of Common Stock; or (z) authorize, adopt or approve an amendment to this Cer-tificate of Incorporation which would decrease the aggregate number of authorized shares of Common Stock, increase or decrease the par value of the shares of Common Stock, or alter or change the powers, preferences or special rights of the shares of Common Stock.

                                 ARTICLE V
                                 DIVIDENDS

            The Corporation shall pay, when, as and if declared, so long as permitted under the General Corporation Law of the State of Delaware and out of funds legally available therefor,



























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                                    -5-



dividends on its Common Stock, at such times as determined by the Board of Directors, from time to time.

            A director shall be fully protected in relying in good faith upon the books of account or other records of the Corporation or statements prepared by any of its officers or by independent public accountants or by an appraiser selected with reasonable care by the Board or any committee thereof as to the value and amount of the assets, liabilities, net profits, Com-mon Stock and surplus of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation's capital stock might properly be purchased or redeemed.

                                ARTICLE VI
                            CORPORATE EXISTENCE

            The Corporation is to have perpetual existence.































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                                ARTICLE VII
                            BOARD OF DIRECTORS

            (a)   Members of the Board; Appointment.

            (i) The initial directors shall be as set forth in the Statement of the Sole Incorporator. Thereafter mem-bers of the board of directors (the "Board") shall be des-ignated (which designation need not be made in the form of a written ballot) by the holders of a majority of all out-standing shares of Common Stock present at a meeting where a quorum is present. At any time and from time to time, subsequent to the initial appointment of directors by the sole incorporator, the number of directors that shall con-stitute the whole Board may (in compliance with the provi-sions of subparagraph (ii) of this paragraph (a)) be increased to not more than twelve or decreased to not less than one. Any director may be removed either with or without cause by the holders of a majority of all out-standing shares of Common Stock.

           (ii) Any change in the number of directorships must be authorized by a majority of the whole Board, as consti-tuted immediately prior to such change.


























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                                    -7-



            (b)   Power and Authorization of the Board.

            In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized:

            (i) To make, alter, amend or repeal the By-laws, except as otherwise expressly provided in any By-law made by the holders of the capital stock of the Corporation entitled to vote thereon. Any By-law may be altered, amended or repealed by the holders of the capital stock of the Corporation entitled to vote thereon at any annual meeting or at any special meeting called for that purpose.

           (ii) To determine the use and disposition of any sur-plus and net profits of the Corporation, including the determination of the amount of working capital required, to set apart out of any of the funds of the Corporation, whether or not available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          (iii) To have the general management and control of all the property of the Corporation and exercise all the powers of the Corporation, except such as may be expressly by statute, by this Certificate of Incorporation or by the

























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                                    -8-



      By-laws conferred upon or reserved to the stockholders. Without limiting the generality of the foregoing powers, the Board, without consent or other action of the stock-holders of the Corporation, may authorize the Corporation to purchase, acquire, hold, lease, mortgage, pledge, sell or convey such property, real and personal, as it may, from time to time, determine, and in payment for any prop-erty or for money to issue or cause to be issued, in any manner permitted by law, stock of the Corporation, or bonds, debentures, notes or other obligations thereof, secured or unsecured.

            (c)   Major Decisions.

            Notwithstanding the provisions of subsection (b) of this Article VII, the Corporation shall not take any action constituting a Major Decision (as defined below) unless such Major Decision shall have been approved in writing by each Founding Shareholder (as defined below). Each of the following matters (whether proposed to be undertaken by the Corporation or by any Person Controlled by the Corporation) shall consti-tute a "Major Decision":

            (i) a significant acquisition or business combina-tion by or involving the Corporation or any Person Con-trolled by the Corporation, or disposition of the
























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                                    -9-



      Corporation's or any Person Controlled by the Corpora-tion's interest in any Core Property (as defined below);

           (ii) the incurring or refinancing by the Corporation or any Person Controlled by the Corporation of any long term indebtedness in an amount that is material (consid-ered as a portion of all consolidated indebtedness of the Corporation and all Persons Controlled by it) if such indebtedness is convertible into or exchangeable for equity interests in any Person Controlled by the Corpora-tion (other than a conversion into equity securities of World Financial Properties, L.P. or a Person Controlled by it that is consummated in connection with an actual or anticipated loan default or acceleration where other rea-sonable work-out proposals have been rejected by the applicable lender);

          (iii) any transaction between any Person Controlled by the Corporation and any Related Person (as defined below) other than recurring ordinary course transactions that are effected on an Arm's-length Basis (as defined below); pro-vided, however, that the decision (A) to incur indebted-ness or to issue equity securities to a Related Person shall not constitute a Major Decision to the extent that the proceeds thereof are applied to pay or reimburse the cost and expenses of abating or averting any Emergency (as defined below) or (B) to incur indebtedness to a Related Person (in an amount or of a nature such that, except for the provision of this clause (iii) would not constitute a Major Decision) shall not constitute a Major Decision if the Corporation shall have satisfied with respect to such incurrence the Related Person Debt Conditions (as defined below);

           (iv) the initial selection, and any removal or replacement, of the Corporation's president or chief exec-utive officer during the three-year period following the Effective Date (as defined in the Third Amended Joint Plan of Reorganization of Olympia & York Realty Corp. et al., Chapter 11 Case Number 92 B 42698 (JLG) (jointly adminis-tered), dated September 12, 1996);

            (v) the issuance, distribution or reacquisition of any substantial equity interest in World Financial Proper-ties, L.P. (other than (i) to provide funds to abate or avert an Emergency or (ii) pursuant to the provisions of any debt instruments in effect on the Effective Date or



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                                   -10-



      pursuant to the partnership agreement of World Financial
      Properties, L.P.); or

           (vi) any amendment of the organizational documents of any Person Controlled by the Corporation affecting cumula-tive voting in any election of directors or affecting any of the matters referred to in clauses (i) through (v).

            As used in this paragraph (c), the following terms have the following definitions:

            "Affiliate" means, as to any Person, any other
      Person Controlled by, Controlling or under common Con-trol with, such Person.

            "Arm's-length Basis" means, as to any transaction, agreement or other arrangement, being on terms that would be reached by unrelated parties not under any compulsion to contract.

            "Control, Controlling, Controlled" means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership inter-ests, by contract or otherwise.

            "Core Property" means each of the parcels of real property located at (i) 53 State Street, Boston, Massa-chusetts, (ii) One Liberty Plaza, New York, New York,
      (iii) 245 Park Avenue, New York, New York, (iv) One World Financial Center, New York, New York, (v) Two World Financial Center, New York, New York, and
      (vi) Four World Financial Center, New York, New York, in each case together with the office building and other improvements existing thereon.

            "Emergency" means in respect of any Core Property or other material asset of the Corporation or any Per-son Controlled by the Corporation, any situation or condition in, under, at or about such Core Property or other asset that represents a threat to the health and/or safety of natural Persons at or in such Core Property or adjoining parcels or the public at large.

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            "Founding Shareholders" means each of World Finan-
      cial Properties Partnership and [Citibank Holding Sub-sidiary] but only so long as each (or any Affiliate thereof) shall constitute a Founding Limited Partner
      (as defined in the Limited Partnership Agreement of World Financial Properties, L.P.).

            "Person" means an individual or a corporation, partnership, limited liability company, trust, unincorporated association or other entity.

            "Related Person" means each Person that owns, directly or indirectly, more than 20% of the capital stock of the Corporation or any Affiliate of such a Person (other than a Person Controlled by the Corporation).

            "Related Person Debt Conditions" means, in respect of any incurrence of indebtedness by the Corporation or Persons Controlled by it, that either (i) the terms of such indebtedness shall have been determined to be fair to the Corporation or such Person from a financial point of view by a nationally recognized investment bank or financial advisor acceptable to each Founding Shareholder in its reasonable discretion or (ii) such indebtedness is on terms determined (in the reasonable judgment of the Corporation) to be the most advanta-geous terms then available from among a group of not less than [three] lenders to which the Corporation or such Person has made application for the funding of such indebtedness; provided, however, that no such indebtedness shall be incurred to a lender other than Citibank, N.A. unless Citibank, N.A. (x) was among the lenders in the "group" referred to in clause (ii) above or (y) Citibank, N.A. has been given a reasonable opportunity to match the terms of such indebtedness prior to incurrence thereof.













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                                   -12-



                               ARTICLE VIII

                LIMITATION OF LIABILITY AND INDEMNIFICATION
                     OF DIRECTORS, OFFICERS AND OTHERS


            (a) A director of the Corporation shall not be per-sonally liable to the Corporation or its stockholders for mone-tary damages for breach of fiduciary duty as a director, except for liability

            (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,

           (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

          (iii) under Section 174 of the Delaware General Corpo-ration Law, which provision, among other things, makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such lia-bility, or

           (iv) for any transaction from which the director derived an improper personal benefit.























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If the Delaware General Corporation Law is amended after
approval by the stockholders of this paragraph (a) of
Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the lia-bility of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

            (b) Any repeal or modification of paragraph (a) of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

            (c) (1) Each person who was or is made a party or is threatened to be made a party or is otherwise involved in any pending, threatened or completed action, suit or proceed-ing, whether civil, criminal, administrative, investigative or otherwise (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal rep-resentative, is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company,


























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joint venture trust or other entity (each, an "Other Entity")
if the basis of any such proceeding is action in such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corpora-tion Law as the same exists, or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnifi-cation rights than such law permitted the Corporation to pro-vide prior to such amendment), against all expense, liability and loss (including penalties, fines, judgments, attorneys' fees, amounts paid or to be paid in settlement and excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Cor-poration shall indemnify any such person seeking indemnifica-tion in connection with a proceeding (or part thereof) initi-ated by such person (other than pursuant to paragraph (c)(2) of this Article VIII) only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification con-ferred in this paragraph (c)(1) of Article VIII shall be a con-tract right and shall include the right to be paid by the



























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Corporation the expenses incurred in defending any such pro-
ceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires the pay-ment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by a final, unappealable order of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under this paragraph (c)(1) of Article VIII or otherwise. Such expenses incurred by other agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

            (c) (2) If a claim for indemnification which the Corporation is obligated to pay under paragraph (c)(1) of this
Article VIII is not paid in full by the Corporation within 60 days after a written request therefor has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other


























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than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Dela-ware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Dela-ware General Corporation Law, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such appli-cable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the appli-cable standard of conduct.

            (c)   (3)  The provisions of this Section (c) of
Article VIII shall cover claims, actions, suits and proceed-ings, civil or criminal, whether now pending or hereafter com-menced and shall be retroactive to cover acts or omissions or


























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alleged acts or omissions which heretofore have taken place.
If any part of this subsection (c) of Article VIII should be found to be invalid or ineffective in any proceeding, the validity and effect of the remaining provisions shall not be affected.

            (c) (4) The right to indemnification and the pay-ment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this subsection (c) of
Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-law, agree-ment, vote of stockholders or disinterested directors or otherwise.

            (c) (5) The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer or agent of the Corporation or any Other Entity against any such expense, liability or loss, whether or not the Corpo-ration would have the power to indemnify such person against such expense, liability or loss under the Delaware General Cor-poration Law.




























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                                ARTICLE IX

                       RESERVATION OF RIGHT TO AMEND
                       CERTIFICATE OF INCORPORATION


            The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorpora-tion and all rights and powers conferred in this Certificate of Incorporation on stockholders, directors and officers are sub-ject to this reserved power.















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            IN WITNESS WHEREOF, the undersigned has executed this
Amended and Restated Certificate of Incorporation on behalf of World Financial Properties GP Corp. and does verify and affirm, under penalties of perjury, that this Amended and Restated Cer-tificate of Incorporation is the act and deed of the Corpora-tion and that the facts stated herein are true as of this _____ day of ___________, 1996.

                                          WORLD FINANCIAL PROPERTIES
                                            GP CORP.



                                          By:
                                              ---------------------------
                                              Name:
                                              Title: